Exhibit 10.2

May 1, 2007

To: Charles Wagner

I would like to confirm your appointment as Vice-President and CFO of Millipore Corporation, effective August 15, 2007, subject to approval by the Board of Directors on May 4, 2007. In recognition of this appointment, your base salary will be increased to $335,000, effective August 15, 2007, also upon approval by the Board. As well, as an expression of our long term expectations for your contribution to Millipore, you have also been approved for an equity grant of $150,000, also effective August 15, 2007. The terms of the grants will follow Board approval on May 4, 2007.

Congratulations Charlie – this is a great step for you and for Millipore!

If the above accurately describes our agreement, please sign, date and return this letter.

Sincerely,

/s/ Martin Madaus

Martin Madaus, Ph.D.

Chairman, President and CEO

Agreed:

/s/ CF Wagner_Jr.	5/1/07
Charles Wagner	Date: